LOAN

(Principal and Interest at Maturity)

In consideration of value received, the undersigned (hereinafter "Hoverink Biotechnologies, Inc. Borrower") does hereby promise to pay to w. Cyrus Sajna (hereinafter "Lender"), the amount of $115,060 upon which interest will accrue at 0 percent per annum. Borrower agrees to pay all accrued interest plus principal on the 22nd day of Sept 2022.  Any payments shall be first applied to interest and then to the principal.  This loan may be paid in full at any time without penalty charges.

In the event this Loan shall be in default, and collection proceedings are instituted, then the Borrower does so agree to pay all reasonable attorney fees and costs of collection.

The undersigned and all other parties to this loan, whether as endorsers, guarantors or sureties waive demand, presentment and protest and all notices thereto and further agree to remain bound, notwithstanding any extension, modification, waiver, or other indulgence by any holder or upon the discharge or release of any obligor hereunder or to this loan, or upon the exchange, substitution, or release of any collateral granted as security for this Note.

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Debbie Mae Carter

Hoverink Biotechnologies, Inc

Borrower

Date

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Cyrus Sajna

Lender

Date